[O'Melveny & Myers LLP Letterhead]

                                January
                                20th
                                1 9 9 8


                                                544,350-999
                                                  NB1-332706.V1

(213) 669-6000


Marshall Industries
9320 Telstar Avenue
El Monte, California  91731

              Re:  Registration on Form S-8 of Marshall
                   Industries (the "Company")

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"), to be issued pursuant to the Marshall Industries 1997 Stock Option Plan (the "Plan"). We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

          Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

                           Respectfully submitted,

                           /s/ O'MELVENY & MYERS LLP